Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Reports Fourth Quarter and Year-End 2006 Financial Results

BOSTON--(BUSINESS WIRE)—March 16, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.

Point reported a net loss of $6,337,000 or $0.19 per share in the fourth quarter of 2006, compared with a net loss of $5,899,000, or $0.22 per share, in the fourth quarter of 2005. For fiscal year 2006, Point reported a net loss of $29,365,000 or $0.90 per share compared with a net loss of $22,674,000 or $0.98 per share for fiscal year 2005.

Revenues decreased to $80,000 in the fourth quarter of 2006 from $161,000 in the fourth quarter of 2005 and increased to $439,000 in fiscal year 2006 as compared to $161,000 in fiscal year 2005. Revenue in all periods relates to the Company’s $600,000 Orphan Products Development Grant which funded a portion of Point’s current Phase 2 study combining talabostat with rituximab in advanced chronic lymphocytic leukemia (CLL).

Research and development expenses increased to $5,047,000 in the fourth quarter of 2006 from $4,996,000 in the fourth quarter of 2005 and increased to $24,031,000 in fiscal year 2006 from $18,246,000 in fiscal year 2005. The increase in research and development costs for both the quarter and fiscal year resulted primarily from higher clinical and related costs for the Company’s two Phase 3 clinical trials offset in part by savings in manufacturing and preclinical testing costs as compared to the prior year. In addition, non-cash stock-based compensation for employee options in accordance with SFAS No. 123R contributed to the increase.

General and administrative expenses increased to $1,539,000 in the fourth quarter of 2006 from $1,282,000 in the fourth quarter of 2005. General and administrative expenses increased to $6,826,000 in fiscal year 2006 from $5,195,000 in fiscal year 2005. The increase in general and administrative expenses for both the quarter and fiscal year resulted primarily from non-cash stock-based compensation for employee and director stock options in accordance with SFAS No. 123R expenses, and increased expenses related to business development initiatives.

Interest income was $169,000 in the fourth quarter of 2006 compared to $217,000 in the fourth quarter of 2005. The decrease in interest income was due to a lower average cash balance as compared to prior year. Interest income was $1,053,000 in fiscal year 2006 as compared to $606,000 in fiscal year 2005. The increase in fiscal year 2006 interest income was due to a higher average cash balance and higher interest rates earned on investments.

Point’s cash and restricted cash balance as of December 31, 2006 was $10,098,000. In February 2007, Point raised $4,409,000 in net proceeds relating to the sale of 6,524,000 shares of common stock in a registered direct offering.

Point’s Form 10-K, which provides a detailed update on the Company’s business strategy, clinical programs and financials, was filed with the Securities and Exchange Commission today and can be accessed on the Company’s Web site at www.pther.com in the Investor Relations section, under SEC Filings.

About Point Therapeutics, Inc.:

Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in metastatic non-small cell lung cancer (NSCLC) and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with docetaxel in metastatic NSCLC.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

POINT THERAPEUTICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,		Period from September 3, 1996 (date of inception) through Dec. 31,
	2006	2005	2006	2005	2006
REVENUES
License revenue	$-	$-	$-	$-	$5,115,041
Sponsored research revenue	79,593	161,205	438,795	161,205	3,000,000
Total revenues	79,593	161,205	438,795	161,205	8,115,041

OPERATING EXPENSES
Research and development	5,046,656	4,995,756	24,030,682	18,246,263	74,500,340
General and administrative	1,539,035	1,281,951	6,825,955	5,195,031	28,063,762
Total operating expenses	6,585,691	6,277,707	30,856,637	23,441,294	102,564,102

Net loss from operations	(6,506,098)	(6,116,502)	(30,417,842)	(23,280,089)	(94,449,061)

Interest income	169,021	217,066	1,052,645	606,140	2,798,137
Interest expense	-	-	-	-	(82,652)
Net loss	$(6,337,077)	$(5,899,436)	$(29,365,197)	$(22,673,949)	$(91,733,576)

Basic and diluted net loss per common share	$(0.19)	$(0.22)	$(0.90)	$(0.98)
Basic and diluted weighted average common shares outstanding	32,768,950	26,863,309	32,762,925	23,075,434

POINT THERAPEUTICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2006	December 31, 2005
ASSETS
Cash, cash equivalents and restricted cash	$10,097,930	$37,634,230
Property and equipment, net	238,395	344,432
Other assets	2,231,459	2,421,937

Total assets	$12,567,784	$40,400,599

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,579,836	$5,954,544
Other liabilities	36,601	47,087
Total stockholders' equity	7,951,347	34,398,968

Total liabilities and stockholders' equity	$12,567,784	$40,400,599

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